FINAL


                                SUPPLY AGREEMENT
                                  BY AND AMONG
                        COMMONWEALTH ALUMINUM CORPORATION
                           IMCO RECYCLING OF OHIO INC.
                                       AND
                               IMCO RECYCLING INC.

                                TABLE OF CONTENTS


I.       Expansion of Facility   ..................................  1
II.      Agreement to Sell and to Purchase ........................  1
III.     Term......................................................  2
IV.      Tolling Operation.........................................  3
V.       Price, Packaging and Terms and Conditions of Sale.........  4
VI.      Warranty and Related Rights...............................  4
VII.     Force Majeure.............................................  5
VIII.    Proprietary and Confidential Information..................  5
IX.      Notices and Communication.................................  7
X.       Independent Status of Parties and Limitation of Authority.  8
XI.      Patent Infringement.......................................  8
XII.     Indemnity.................................................  8
XIII.    Option to Purchase and Right of First Refusal.............  9
XIV.     Termination...............................................  9
XV.      Representations...........................................  10
XVI.     Miscellaneous.............................................  11

Exhibit "A" (Quality)..............................................  15
Exhibit "B" (Scrap Receiving Procedures)...........................  22
Exhibit "C" (Contract Recoveries)..................................  26
Exhibit "D" (Volume and Price).....................................  30
Exhibit "E" (Base Price Adjustments)...............................  34
Exhibit "F" (Waste Minimization)...................................  36
Exhibit "G" (Option to Purchase and Right of First Refusal)........  38

Page 4
                                SUPPLY AGREEMENT

         This Supply Agreement (the "Agreement") is made and entered into effective as of this 1st day of April, 1999, by and among Commonwealth Aluminum Corporation, a Delaware corporation with its principal place of business at 500 West Jefferson, Citizens Plaza, 18th Floor, Louisville, Kentucky 40202 ("Buyer" or "Commonwealth"), IMCO Recycling of Ohio Inc., a Delaware corporation with its principal place of business at 7335 Newport Road S.E., Uhrichsville, Ohio 44683 ("Supplier") and IMCO Recycling Inc., a Delaware corporation with its principle place of business at 5215 N. O'Connor Blvd., Suite 940, Irving, Texas 75039 ("IMCO").

         WHEREAS, Buyer is engaged in the business of producing aluminum rolled products at its rolling mill facility in Uhrichsville, Ohio (the "Mill"); and

         WHEREAS,   Supplier  is  engaged  in  the  business  of  recycling  and processing aluminum at its aluminum recycling and processing facility in Uhrichsville, Ohio (the "Facility"); and

         WHEREAS, the parties desire to enter into a Supply Agreement whereby Supplier will provide tolling services to Buyer so as to satisfy certain of Buyer's requirements of secondary aluminum in the form of ingot and molten metal, and Buyer will purchase said services from Supplier.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:


                        ARTICLE I. EXPANSION OF FACILITY

         1.01 EXPANSION OF FACILITY BY SUPPLIER. Subject to the terms of this Agreement, Supplier agrees to complete the installation of two (2) reverberatory furnaces (the "Reverb Furnaces") in the Facility as soon as reasonably practicable after all environmental and construction permits required for the installation of the Reverb Furnaces have been procured by Supplier. Supplier agrees to use its commercially reasonable best efforts to obtain all permits required to construct the Reverb Furnaces. Supplier and Buyer anticipate that the Reverb furnaces will be operational by January 1, 2000. In the event that the Reverb furnaces are not fully operational within thirty (30) days of such date, then the Supplier and Buyer shall negotiate in good faith appropriate changes to this Agreement.


                  ARTICLE II. AGREEMENT TO SELL AND TO PURCHASE

         2.01 PURCHASE OF REQUIREMENTS. Subject to the terms and provisions of Exhibit "D" hereto, Supplier shall be Buyer's exclusive source of secondary ingot and molten metal with respect to the Scrap Based Alloys used by the Mill in conformance with the specifications detailed in Exhibit "A" hereto (the "Product") up to the Target Volume. For purposes of this Agreement, "Scrap Based Alloys" shall refer to all aluminum alloys except alloys 1100, 1350, 8111 and 5052 and any additional high purity alloys which may be excluded by mutual agreement as listed in the Registration Record of Aluminum Association Designation and Chemical Composition Limits for Wrought Aluminum and Wrought Aluminum Alloys ("Green Sheet"). Buyer shall, however, be permitted to purchase nominal quantities of primary alloys and other "sweeteners" from vendors other than Supplier to achieve the standards set forth for Scrap Based Alloys in the Green Sheet. In determining the source of raw materials to be used in the production of Buyer's alloys, it is the intent of Buyer to maximize the use of Scrap (as defined in Section 4.01(a) below) in the composition of Scrap Based Alloys. Notwithstanding anything in this Section 2.01 to the contrary, Buyer has arrangements for tolling with certain of its sheet customers, and such arrangements shall not be deemed to be a violation of this Agreement; provided however, that Buyer shall notify Supplier in writing of all such arrangements, and provided further that the aggregate annual volume for all such third party tolling of Scrap Based Alloys shall not exceed eight percent (8%) of the Target Volume.

         2.02 SUPPLY OBLIGATIONS. Subject to the terms of this Agreement, Supplier shall toll/convert sufficient quantities of Buyer's Scrap (defined below) as ordered by Buyer from time to time so as to satisfy the Target Volume(s) as set forth in Exhibit "D". Supplier shall not be prohibited from selling any ingot or molten metal it produces at the Facility to purchasers other than Buyer, provided that Supplier at all times meets its supply obligations to Buyer hereunder. Notwithstanding the foregoing, Buyer shall be the principal customer of the Facility, and for so long as Buyer is not in violation of this Agreement Buyer's orders shall receive priority scheduling over Supplier's other customers at the Facility.

         In the event Supplier agrees to sell or toll any ingot, molten metal or any other product or accepts any Scrap at the Facility for any purchaser other than Buyer, Supplier shall not comingle the scrap, waste, dunnage, or finished products relating to any other purchasers with those of Buyer. Supplier shall maintain and make available to Buyer accurate and complete records of the Scrap, waste, dunnage, and finished products relating to services performed for Buyer under this Agreement and separate records for services provided or products produced for other purchasers. The exact content of said records shall include such detail as may reasonably be requested by Buyer from time to time.


                                ARTICLE III. TERM

         3.01 TERM. This Agreement shall be effective as of the date first written above (the "Effective Date"). Subject to the installation of the Reverb Furnaces as provided in Section 1.01, the obligations of the parties with respect to the delivery and processing of Scrap (as defined in Section 4.01) shall commence April 1, 1999 and shall be in effect for a ten (10) year term thereafter. For purposes of this Agreement the term "Contract Year" shall refer to consecutive twelve (12) month periods commencing April 1st of each calendar year. Similarly "Contract Quarter" shall refer to each consecutive three (3) month period during the term of this Agreement.


                          ARTICLE IV. TOLLING OPERATION

         4.01     TOLLING OPERATION.

         (a) Buyer will purchase Scrap, as defined below, to be delivered to Supplier to be tolled/processed into Product. Upon request by Buyer, Supplier will, at its expense, receive and accept said Scrap. For purposes of this Agreement, Scrap shall include and be classified into the categories listed in
Part I of Exhibit "C" (the "Scrap"). Buyer shall make available for the use of Supplier, and Supplier shall at its expense pick up or cause to be picked up, dross from the Mill for its use in the tolling/processing of Scrap for Buyer hereunder. The quantities of Scrap and dross supplied by Buyer shall be sufficient so that, assuming the Supplier obtains recovery rates set forth in Exhibit "C", Supplier will be able to process the Target Volume (defined in Exhibit "D").

         (b) Supplier shall at its expense load or cause to be loaded onto Buyer's trucks all saltcake and rotary furnace baghouse dust generated as a result of Supplier's tolling/converting operations for Buyer. Supplier shall be solely responsible for disposing of all waste, impurities, refuse or other substance or material produced as a result of the Facility operations not otherwise required to be delivered to Buyer hereunder. Buyer shall indemnify and hold Supplier, its officers, directors and shareholders harmless from any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys'
fees) suffered by Supplier which arise directly or indirectly out of Buyer's treatment, storage, recycling or disposal of saltcake and rotary furnace baghouse dust. Buyer shall from time to time provide to Supplier the information and documentation reasonably requested by Supplier regarding the disposal or recycling of saltcake and rotary furnace baghouse dust by Buyer.

         (c) Supplier shall, as part of its tolling operations, supply and at all times maintain at its expense a sufficient number of crucibles and low profile sow molds necessary to comply with its supply obligations under this Agreement.

         (d) Except as otherwise provided in Section 7.01, Supplier shall at all times during its period of performance of this Agreement, provide and augment as necessary a work force and Facility Capacity fully adequate to perform and comply with this Agreement. The term "Facility Capacity" as used herein shall include but shall not be limited to, engineers, skilled and unskilled workmen, supervision, materials, supplies, tools, equipment and facilities.

         4.02. TITLE. All Scrap supplied by Buyer to Supplier hereunder, as well as the resulting Product, shall remain the sole property of and be at all times titled in the name of Buyer, and Supplier shall execute and deliver to Buyer upon reasonable request by and at the expense of Buyer, documentation to evidence and/or perfect such retention of title.





          ARTICLE V. PRICE, PACKAGING AND TERMS AND CONDITIONS OF SALE

         5.01 PRICE. The compensation and remuneration which Buyer shall be required to pay Supplier in consideration of Supplier's performance of its obligations hereunder is set forth in Exhibit "D" hereto.

         5.02 PACKAGING AND DELIVERY PROCEDURE. Packaging, preparation for transport, delivery, and identification of Product items shall be in accordance with Exhibit "A" hereto. Supplier shall, at its expense, deliver or cause to be delivered to the Mill all Product processed pursuant to this Agreement.

         5.03 TERMS AND CONDITIONS OF SALE. All orders placed and services performed pursuant to this Agreement shall be subject to the terms of this Agreement. Notwithstanding the fact that either party may submit purchase orders, acknowledgments, invoices, or similar documentation, any terms or conditions contained in said documents inconsistent with or contrary to the terms of this Agreement shall be superseded by the terms hereof.

         5.04 INSPECTION OF SUPPLIER'S FACILITY. Supplier shall grant to Buyer access to the Facility and to its books and records during normal business hours upon prior written notice for the purpose of verifying Supplier's compliance with the terms of this Agreement.


                     ARTICLE VI. WARRANTY AND RELATED RIGHTS

         6.01 WARRANTY. Supplier warrants that the Product will meet the specifications set forth in Exhibit "A" in all material respects. In the event Supplier fails to achieve the recovery rates set forth in Exhibit "C", Supplier shall be obligated to pay the penalty set forth therein either in cash or such other method acceptable to Buyer.

         6.02 QUALITY. The Product shall meet the manufacturing, design, performance, and appearance specifications as described in Exhibit "A". Should any of the Product fail to meet said specifications, Buyer and Supplier shall immediately initiate the procedures set forth in Exhibit "A". In no event shall Buyer be entitled to consequential damages, but this exclusion shall in no event limit or restrict Buyer's right to recover direct and incidental damage for Supplier's breach and the Non-conformance Penalty described in Exhibit "A", Paragraph 5.

         6.03 DISCLAIMER OF OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES CONTAINED IN THIS ARTICLE VI, SUPPLIER MAKES NO WARRANTY THAT THE PRODUCT COVERED BY THIS AGREEMENT IS MERCHANTABLE OR FIT FOR ANY PARTICULAR PURPOSE AND THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, WHICH EXTEND BEYOND THIS ARTICLE VI.



                           ARTICLE VII. FORCE MAJEURE

         7.01 FORCE MAJEURE. In any event, and in addition to all other limitations stated herein, the parties hereto shall not be liable for any act, omission, result, or consequence, including but not limited to any delay in delivery or performance, which is due to any act of God, the prior performance of any government order, fire, flood, or casualty, government regulation or requirement, shortage or failure of raw material, supplies, fuel, power or transportation, breakdown of equipment, or any other cause beyond said party's reasonable control whether of a similar or dissimilar nature to those above enumerated, or due to any strike, labor dispute or difference with workers, regardless of whether or not said party is capable of settling such labor problem.

         Upon the occurrence of any of the events described in this Section 7.01, Supplier shall have the obligation to use its reasonable best efforts to supply the Product to the Buyer from its affiliated plants if the Facility is not able, as a result of one of the events described herein, to process the quantities of Scrap and dross set forth on Exhibit "D" at any time during the term of this Agreement.


             ARTICLE VIII. PROPRIETARY AND CONFIDENTIAL INFORMATION

         8.01 PROPRIETARY INFORMATION. Buyer and Supplier acknowledge that, in the course of performing their duties under this Agreement, they will necessarily be supplied with confidential and/or proprietary information of the other party concerning business affairs, methods of operation, processes and other information.

         (a)  For  purposes  of  this  Article  VIII,  the  term   "Confidential
Information" shall mean any and all proprietary, trade secret, technical and other confidential information concerning the business or affairs of the provider, including but not limited to:

                  (i) information concerning the design or method of production of any of the provider's products or services, including but not limited to all records, files, memorandum, reports, price lists, customer lists, drawings, plans, sketches, documents, equipment, production specifications, manufacturing processes and methods, production machinery, quality assurance methods, accounting systems, and the like;

                  (ii) discoveries, inventions, copyrights, whether patentable or not, and including, without limitation, the nature and result of research, development, manufacturing, marketing, planning and other business activities and all designs, concepts, processes and operational techniques in connection with Supplier's rotary furnaces;

                  (iii) ideas, concepts and mathematical formulas which comprise all of said confidential information.

     (b) It is  agreed  that the  Confidential  Information  shall  include  all
information   described  in  Section  8.01(a)  except  for  ---------------  any information:

     (i) which is already in recipient's possession, by recipient's development;

                  (ii) which is generally available to the public or which becomes generally available to the public through no act or failure to act on the part of recipient or recipient's agents or employees;

                  (iii) which is disclosed to recipient on a non-confidential basis by a third party having no obligation to provide it on a confidential basis or to refrain from so doing; or

                  (iv) which the recipient can demonstrate by written record was
         independently   developed  by  persons  who  did  not  have  access  to
         provider's information.

         Specific information disclosed shall not be deemed to be in recipient's possession, or part of public knowledge or literature, or available to recipient merely because it can be assembled by selection of information previously in recipient's possession or part of the public knowledge or literature or available to recipient from a source other than the provider.

         8.02 NON-DISCLOSURE. The parties hereby acknowledge that all Confidential Information has been developed or acquired at considerable expense, and has independent economic value from not being known or readily ascertainable by others, and hereby covenant and agree that each will not, nor permit any subsidiary, affiliate or employee to, communicate or divulge to, or use for the benefit of itself or any other person, firm, association, or corporation, without the prior written consent of the other party, any Confidential Information or Know how (as defined in Section 8.03 below) that may be communicated to, acquired by, or learned by the other party in the course of or as a result of this Agreement.

         8.03 KNOW HOW. The parties hereby recognize that the other party has a property interest not only in the actual Confidential Information but also in the ideas, concepts, and mathematical formulas ("Know how") which comprises said information. In addition to each party's duty not to disclose said Know how as provided in Section 8.02, each party further agrees that it will not integrate any of the Know how into any of its products or processes which it develops.

         8.04 LABELING CONFIDENTIAL INFORMATION. The failure of either party to designate or label any property or information as confidential, proprietary or trade secret shall in no way affect the property's classification as such. In no instance shall any information disclosed to the other party, regardless of whether said information would constitute Confidential Information, be reproduced by the other party in any form whatsoever.

         8.05 RETURN OF INFORMATION. Each party agrees, upon request of the other party, to promptly deliver to the other party all drawings, blueprints, manuals, letters, notes, notebooks, reports, computer software, compilations of information and all other material or copies thereof, in whatever form, including without limitation, electronic media or other tangible forms of any information, obtained from the other party, regardless of whether said information would constitute Confidential Information, which is in said party's possession or under said party's control.

         8.06 USE BY PARTY'S EMPLOYEES AND AGENTS. The parties hereby agree to limit the number of employees and agents that have access to the Confidential Information to those whose knowledge of such information is essential for said party to satisfy its obligations under this Agreement. Each party shall use its reasonable best efforts to ensure that its employees and agents do not utilize the Confidential Information except in the performance of their duties to said party.

         8.07 EQUITABLE RELIEF. The parties hereby acknowledge and agree that a breach by it of the provisions of this Article VIII would cause the other party irreparable injury and damage which could not be reasonably or adequately compensated by damages at law. Therefore, each party expressly agrees that in addition to any other remedies provided for by law, in equity or pursuant to this Agreement, either party shall be entitled to injunctive or other equitable relief to prevent a breach of this Article VIII by the other party.


                      ARTICLE IX. NOTICES AND COMMUNICATION

         9.01 NOTICES AND COMMUNICATION. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person, sent registered mail, postage prepaid, or by electronic transmission confirmed by the recipient addressed as follows:

As to Buyer:               Commonwealth Aluminum Corporation
                           500 West Jefferson
                           Citizens Plaza, 18th Floor
                           Louisville, Kentucky  40202
                           Attention:  John Wasz, Vice President Materials

With a copy to:   Shottenstein, Zox & Dunn
                           41 S. High Street, Suite 2600
                           Columbus, Ohio  43215
                           Attention:  Richard A. Barnhart

As to Supplier:   IMCO Recycling Inc.
                           5215 North O'Connor Blvd.
                           Suite 940
                           Central Tower at Williams Square
                           Irving, Texas 75039
                           Attention: President

         The date upon which any such communication is personally delivered or, if such communication is transmitted by mail or electronic transmission, the date upon which it is received by the addressee, shall be deemed the effective date of such communication. Each party shall promptly advise the other in writing in the event of any change in their respective addresses.


                    ARTICLE X. INDEPENDENT STATUS OF PARTIES

         10.01 INDEPENDENT STATUS OF PARTIES. This Agreement does not appoint either party the other's agent, or partner for any purpose whatsoever, nor does it grant to either party any right or authority to create any obligation or responsibility, expressed or implied, on behalf of or in the name of the other party, nor to bind the other party in any manner whatsoever. No partnership or joint venture is intended nor is created as a result of this Agreement, but rather the parties' relationship shall be that of a Supplier/Customer and except as otherwise provided herein, each shall be solely answerable for the cost and expenses, consequences and damages arising out of their own acts and from the operation and maintenance of their respective businesses.


                         ARTICLE XI. PATENT INFRINGEMENT

         11.01 PATENT INFRINGEMENT. Supplier shall, at its own expense, defend any suit or proceeding brought against Buyer to the extent the same is based upon a claim that any Product furnished by Supplier hereunder constitutes an infringement of any patent of the United States, and Supplier shall pay all damages and costs awarded in such action against buyer. In case any Product furnished hereunder is in such suit held to constitute infringement and their use or sales enjoined, Supplier shall, at its expense, either:

         (a)      procure for buyer the rights to continue using said Product;

         (b)      replace them with non-infringing Products;

         (c) modify them so they become non-infringing, provided that the Products are so modified to Buyer's satisfaction; or

         (d) remove them and refund the purchase price and the transportation costs thereof.


                             ARTICLE XII. INDEMNITY

         12.01 BUYER'S INDEMNITY. Buyer hereby agrees to indemnify and hold Supplier, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) arising, directly or indirectly, out of any action or failure to act by Buyer, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Buyer, its employees or agents. Notwithstanding anything contained in this Agreement to the contrary, Supplier shalI only be entitled to recover direct and incidental damages and not consequential damages.

         12.02 SUPPLIER'S INDEMNITY. Supplier hereby agrees to indemnify and hold Buyer, its officers, directors and shareholders harmless from and against any and all damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including but not limited to attorneys' fees) arising, directly or indirectly, out of any action or failure to act by Supplier, its employees or agents or any negligence, breach of this Agreement, or misrepresentation, on the part of Supplier, its employees or agents. Notwithstanding anything contained this Agreement to the contrary, Buyer shall only be entitled to recover direct and incidental damages and not consequential damages.


           ARTICLE XIII. OPTION TO PURCHASE AND RIGHT OF FIRST REFUSAL

         13.01 OPTION TO PURCHASE RELATING TO FACILITY. IMCO hereby reaffirms Buyer's Option to Purchase the Facility as set forth in Exhibit "G".

         13.02 RIGHT OF FIRST REFUSAL RELATING TO FACILITY. IMCO hereby reaffirms Buyer's Right of First Refusal relating to the Facility as set forth in Exhibit "G".


                            ARTICLE XIV. TERMINATION

         14.01 TERMINATION. (a) Either of the parties hereto may terminate this Agreement by notice in writing to the other party in any of the following events:

     (i) Any attempted assignment of this Agreement by the other party except as provided in Section 16.01 of this ------------- Agreement;

                  (ii)     Dissolution or liquidation of the other party;

                  (iii) Application for or appointment of a receiver by the non-terminating party;

     (iv) Assignment for the benefit of creditors by the non-terminating party;

     (v) Appointment of a committee of creditors or a liquidating agent by the non-terminating party;

                  (vi) An offer of composition or extension to creditors generally by the non-terminating party;

                  (vii)  The  adjudication  of  the  non-terminating   party  as
bankrupt or insolvent;

                  (viii) The non-terminating party files a voluntary petition for bankruptcy or admits in writing that it is unable to pay its debts as they become due;

                  (ix) Either party fails to cure a default hereunder, other than as a result of Buyer's failure to make payments when due hereunder or Supplier's failure to deliver the Product when said delivery is required hereunder, within sixty (60) days after receipt of written notice thereof; or

     (x) Subject to Section 7.01, delivery or payments not made when due after the expiration of a sixty (60) day ------------- grace period.

The grace periods provided for in Subparts (ix) and (x) shall be extended during such period as the Parties are negotiating in good faith with regard to a legitimate dispute with respect to the Parties' obligations hereunder.

         (b) In the event of a termination of this Agreement pursuant to the provisions of this Article XIV, except under Section 14.01(a)(x), any orders outstanding as of the effective date of termination shall be filled in accordance with the terms of this Agreement, and any excess inventory will be properly picked up by Buyer.

         (c) No termination of this Agreement shall in any way affect the obligation of the other party with regard to the provisions of this Agreement previously matured and/or in effect, including, but not limited to, the obligations relating to confidentiality under Article VIII hereof, the right to enforce any remedy for the breach of any terms of this Agreement or the indemnity obligations under Article XII, and Section 4.01(b).

     (d) Buyer may  terminate  this  Agreement in  accordance  with the terms of
Section 5 of Exhibit "A." ------------


                           ARTICLE XV. REPRESENTATIONS

         15.01    REPRESENTATIONS OF BUYER.

         (a) Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Buyer is necessary for the execution, delivery and performance by Buyer of this Agreement. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

         (b) No Conflict. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Buyer under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, or accelerate or permit the acceleration of the performance under, the Certificate or Articles of Incorporation or Bylaws, as amended, of Buyer, or any contract, judgment, order, award or decree to which Buyer is a party or is subject to by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Buyer of any law, rule, regulation or order of any jurisdiction; or (iv) require the consent, approval or authorization of any other person.

         15.02    REPRESENTATIONS OF SUPPLIER.

         (a) Authorization and Validity of Agreement. The execution, delivery and performance by Supplier of this Agreement have been duly authorized by its Board of Directors. No other corporate action on the part of Supplier is necessary for the execution, delivery and performance by Supplier of this Agreement. This Agreement has been duly executed and delivered by Supplier and is a legal, valid and binding obligation of Supplier, enforceable against Supplier in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceedings therefor may be brought.

         (b) No Conflict. Neither the execution and delivery of this Agreement, nor any other agreement or instrument executed and delivered by Supplier under this Agreement does (i) conflict with, violate or result in a breach of the terms, conditions or provisions of, or constitute a default under, or accelerate or permit the acceleration of the performance under, the Certificate of Incorporation or Bylaws, as amended, of Supplier, or any contract, judgment, order, award or decree to which Supplier is a party or is subject or by which it is bound or to which any of its assets is subject; (ii) require the approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or filing or registration therewith or notice thereto; (iii) result in the violation by Supplier of any law, rule, regulation or order of any jurisdiction; or (iv) except as set forth in Paragraph 5, Part C of Exhibit "G," require the consent, approval or authorization of any other person.


                           ARTICLE XVI. MISCELLANEOUS

         16.01 BENEFIT AND ASSIGNMENT. Subject to the restrictions contained in this Agreement prohibiting the assignment of this Agreement, this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties hereto. This Agreement shall not be assigned by either party without the express written consent of the other which consent shall not be unreasonably withheld or delayed. If Buyer or Supplier proposes to assign this Agreement in accordance with the terms of this Section 16.01 then Buyer or Supplier, as the case may be, agrees to cause the person or entity to whom this Agreement will be assigned or transferred to assume in writing Buyer's or Supplier's, as the case may be, obligations under this Agreement. Notwithstanding anything contained herein to the contrary, either party shall have the right to assign this Agreement to its direct or indirect wholly owned subsidiary. In addition, notwithstanding any provision herein to the contrary, no provision in this Agreement shall affect in any way the right or power of either Buyer or Supplier, or their respective shareholders, to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in their respective capital structure or business, or any merger or consolidation of either of them, or any other corporate act or proceeding respecting them, whether of a similar character or otherwise. Notwithstanding anything in this Agreement to the contrary, the assignment of this Agreement by either party to a direct or indirect wholly owned subsidiary or any adjustment, recapitalization, reorganization, or other change or merger or consolidation described above shall in no way release said assignor of its obligations and duties under this Agreement.

         16.02 NON-WAIVER. The failure of either party at any time to enforce any provision of this Agreement shall not be construed to be a waiver of such provision of the right of the respective party hereunder to enforce any such provision.

         16.03 SEVERABILITY. If any provision of this Agreement or the application thereof to any party or circumstance shall for any reason and to any extent be deemed invalid or unenforceable, the remainder of this Agreement and application of such provision to the other parties and other circumstances shall not be affected thereby, but rather the invalid or unenforceable provisions as applied to the particular party or circumstance shall be modified to the extent necessary so as to render said provision valid and enforceable while to the greatest extent possible accomplishing the intended purpose of said provision.

         16.04 ENTIRE AGREEMENT. This writing constitutes the entire Agreement between the parties relating to the sale of the Products described herein during the specific term, and any extensions thereof, and supersedes all previous contracts, including but not limited to, the Supply Agreement entered into between the parties hereto on March 2, 1992 (the "1992 Agreement"). As of the date hereof, the 1992 Agreement is hereby terminated and shall be null, void and of no further force and effect. Neither party to this Agreement makes any representation to the other party except as expressly set forth in this Agreement. No modification or waiver of any of the terms of this Agreement shall bind either party unless in writing signed by duly authorized representatives of both Buyer and Supplier.

         16.05 CAPTIONS. Captions of the sections of this Agreement are for convenience and reference only and the words contained therein shall in no way be held to explain, modify, amplify, or aid in the interpretation, construction, or meaning of the provisions of this Agreement.

         16.06 GOVERNING LAW. This Agreement shall be construed under and enforced according to the laws of the State of Ohio, without giving effect to the conflict of law principles thereof, and any action arising out of or related to this Agreement shall be venued in a federal or state court of appropriate jurisdiction in the State of Ohio. The parties hereby consent to the jurisdiction of the said courts.

         16.07 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, Buyer and Supplier shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to make effective as promptly and practicable the transactions contemplated by this Agreement and to cooperate with each other in connection with the foregoing.

         16.08 FINDER'S AND BROKER'S FEES. Buyer and Supplier each represent and warrant to the other that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Agreement or the transactions contemplated hereby resulting from any action taken by either of them or on behalf of either party.

         16.09   COUNTERPARTS.   This  Agreement  may  be  executed  in  several
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         16.10 SUBSTANTIATION. For purposes of substantiating each party's financial information or data which relates to each party's obligations under this Agreement, each party shall record and account for such items in a manner which is consistent with its historical practice applied in a consistent manner or if it is determined such party's independent certified public accountants that it is appropriate to change said historical practice, then in a manner in conformity with generally accepted accounting principles with all said changes being fully disclosed to the other party.

         16.11 PUBLICITY. Neither party shall use the name of the other in publicity releases or advertising or for other promotional purposes, without securing the prior written approval of the other party hereto, unless in the opinion of counsel to such disclosing party, such disclosure is required by law in which event a copy will be provided to the non-disclosing party.

                           [signature page to follow]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the date first written above by their duly authorized representatives.


BUYER:

COMMONWEALTH ALUMINUM CORPORATION


By:
Name:
Title:


SUPPLIER:

IMCO RECYCLING OF OHIO INC.


By:
Name:
Title:


IMCO:

IMCO RECYCLING INC.


By:
Name:
Title:

                                   EXHIBIT "A"
                                     QUALITY


1.       PURPOSE AND INTENT.

         Both parties desire to provide a system of measuring quality requirements that is flexible over the term of this Agreement. The parties have chosen the method set forth herein in order to be responsive to caster process improvements and product mix changes which have occurred and are expected to occur at the Mill.

         Subject to the terms of this Agreement, Supplier intends to meet Buyer's requirements with a combination of melting technologies. Supplier will install the Reverb Furnaces to address Buyer's need for molten metal and for quality improvements. Rotary salt furnaces will remain an important part of the supply activity, and this Exhibit "A" covers both reverberatory and rotary melting technologies. Quality targets may differ depending on the melting technologies and furnaces used.

2.       KEY END OF LINE OUTPUT ("KELO")

         An initial list of KELOs is set forth on Schedule 1 to this Exhibit "A". Schedule 1 is the prioritized list of the initial group of KELOs to be managed using the Quality Management System ("QMS") described below in this Exhibit "A", and sets forth the agreed upon targets and/or ranges to be used by the Working Group as a starting point for the QMS process. Schedule 1 indicates that some data is in "to be agreed" or "TBA" status. The parties agree to negotiate in good faith to resolve all "TBAs" on Schedule 1 within six (6) months from the Effective Date. The parties shall meet at least annually to mutually review and revise the list of KELOs set forth on Schedule 1.

3.       QUALITY MANAGEMENT SYSTEM

         A. Exchange of Statistical Data. Supplier shall collect and provide data on Buyer's proposed KELOs in control chart format for joint review by Buyer and Supplier. Supplier shall provide initial run charts for each KELO within sixty (60) days of the Effective Date.

         B. Establishment of Standing Committees. The parties shall establish two standing committees: the Working Group and the Steering Committee. The Working Group shall be comprised of Buyer's Mill management personnel and Supplier's Facility management personnel. Supplier shall provide weekly evidence of process performance at a meeting to be held each week by appropriate Mill and Facility personnel. The Working Group shall meet at least quarterly to discuss quality status and establish action plans and timetables. The Steering Committee shall be comprised of corporate officers from both parties. The Steering Committee will meet at least twice annually to (1) review KELOs, and (2) resolve disputes within the Working Group. In addition to the responsibilities described herein, each of the Working Group and Steering Committee shall continuously review opportunities to introduce new technology to the process and to develop cost savings opportunities. The Steering Committee shall review annually the net cost savings and cost increases generated as a result of QMS activites and technology improvements. The Steering Committee may review and recommend pricing adjustments if it determines the net change is significant.

         C. Functionality. Schedule 1 is the active KELO list agreed to by the parties. The Working Group shall promptly determine the control and capability status of each active KELO. Some of the important quality variables may relate to incoming Scrap quality, and would therefore be reported to by Supplier Buyer as an opportunity to improve the Scrap supply. Selections of variables to be monitored must be supported by "cause and effect" analysis. Other variables may include but are not limited to:

     1. KELOs; 2. Supplier process variables which directly affect KELOs; 3. Supplier process variables which impact KELOs as a result of the mixing of Supplier produced product with other components of the metal stream for Buyer's continuous casting operations.

         The Working Group shall have the responsibility of "translating" the KELO targets to process variable targets for metal delivered to Buyer by Supplier. Once the Reverb Furnaces are operating at the Facility, the parties expect the delivery variables to be adjusted appropriately. Supplier shall provide weekly evidence of process performance regarding active KELOs at the Buyer-Supplier weekly meeting.

         The parties shall evaluate process control status, process means and process capability indices ("Cpk's"), relative to Buyer's stated requirements. Key variables as selected in this process will be categorized as "in control and capable", or "in control but not capable", or "not in control."

     The initial list of variables, targets and/or ranges, measurement methods and control tools is attached in Schedule 1 to ---------- this Exhibit "A".
-----------

4.       PROCESS IMPROVEMENT AND CONFORMANCE (The Working Group)

         The Working Group, once it has identified the control and capability status of each KELO, shall develop action plans to eliminate out-of-control and Cpk issues. Action plans shall be reviewed and updated at each meeting of the Working Group. The Working Group shall meet formally at least once per calendar quarter to review conformance status. "Conformance" means Supplier is managing processes to deliver variables in statistical control and capable at the Cpk level of 1.33. The Working Group shall agree on measurement methodology and selection of control tools to be utilized to monitor process performance (i. e. type of statistical process control chart). Changes to process targets or ranges will be considered at each Working Group meeting. The party desiring the change shall support the need for change with factual analysis.



         In the event of a condition of non-conformance being discovered by either party, a special meeting of the Working Group shall be convened. Supplier shall either (a) correct non-conformance immediately, or (b) propose a corrective action plan and schedule to Buyer.

     5. CONSEQUENCES OF FAILURE TO MANAGE CONFORMANCE AND REGULAR OVERSIGHT (The Steering Committee)

         The Steering Committee shall meet at least twice annually to monitor the performance of the Working Group, determine whether changes to KELOs are appropriate based on Buyer's customer requirements and deal with the consequences of chronic non-conformance issues.

         The primary tool for addressing non-conformance shall be the activities of the Working Group, which is expected to quickly identify, correct and monitor non-conformance issues. "Non-conformance" is defined as a lack of maintaining control or capability of one of the agreed active quality variables or KELOs after control and capability have been established, or unreasonable delays which last beyond agreed schedules for corrective action plans associated with control and capability of active quality variables.

         The existence of chronic non-conformance requires action by the Steering Committee. The Steering Committee may recommend that Buyer and/or Supplier budget and spend capital necessary to relieve a chronic non-conformance situation, for example. Buyer has the right to levy a monetary penalty (the "Non-conformance Penalty") against Supplier as a tool for focusing Supplier's efforts on non-conformance resolution. The Non-conformance Penalty may be due in response to either:

o Supplier's failure to notify Buyer of a non-conformance issue in a timely manner; or o Supplier's failure to implement an agreed corrective action plan within the mutually-agreed time limit.

         The Non-conformance Penalty, if applicable, will be determined each Contract Quarter by statistically determining the "percentage-out-of-compliance" for each KELO using the specification limits listed in Schedule 1. Buyer has the right to assess a penalty in an amount not to exceed the product of (x) $0.01 per pound, multiplied by (y) the total "percent-out-of-compliance," multiplied by (z) the total pounds of Product delivered during the Contract Quarter. In no event shall the Non-conformance Penalty amount exceed the Buyer's good faith determination of the actual demonstrated financial impact to Buyer.

The Non-conformance Penalty shall be phased as set forth in the following schedule:







                                 ROTARY FURNACES

     April 1, 1999 through September 30, 1999 No Non-conformance Penalties apply.

     October 1, 1999 through March 31, 2000 Fifty percent (50%) of any Non-conformance Penalty amount shall apply.

     April 1, 2000 through June 30, 2000 Sixty-seven percent (67%) of any Non-conformance Penalty amount shall apply.

     July 1, 2000 through September 30, 2000 Eighty-four percent (84%) of any Non-conformance Penalty amount shall apply.

     After September 30, 2000 One hundred percent (100%) of any Non-conformance Penalty amount shall apply.

                               EACH REVERB FURNACE

     1st day through the 90th day after the Reverb No Non-conformance Penalties. Furnace Commission Date

     91st day through the 180th day after the Fifty percent (50%) of any Non-Reverb Furnace Commission Date conformance Penalty amount shall apply.

     After the 180th day One hundred percent (100%) of any Non-conformance Penalty amount shall apply.

For the purposes of this Agreement, the "Reverb Furnace Commission Date" means, for each Reverb Furnace, the date on which such Reverb Furnace enters full production.

In the event of Supplier's chronic non-performance, then Buyer may terminate this Agreement with one (1) year's prior written notice. If Buyer gives written notice to Supplier that Buyer considers Supplier to be chronically non-performing, and if Supplier disputes Buyer's determination, the parties agree to arbitrate the sole issue whether Supplier is chronically non-performing. The parties shall select a three (3) member arbitration panel pursuant to, and the arbitration shall be conducted in accordance with, the commercial arbitration rules of the American Arbitration Association ("AAA"). All costs for the arbitration shall be shared equally between the parties. The decision of the arbitrator shall be final and binding on both parties.

6.       CONFIDENTIAL INFORMATION

         Neither party shall be obliged to disclose its respective Confidential Information, except as may be set forth elsewhere in this Agreement. The parties agree to execute the spirit of this Exhibit "A" without divulging Confidential Information.

7.       INTENT OF THE PARTIES REGARDING FUTURE INVESTMENT

         As a part of this Agreement Supplier will install the Reverb Furnaces in order to provide the quality and quantity of Product desired by Buyer. It is the stated belief of both parties that after the Reverb Furnaces are commissioned, Supplier can attain Buyer's quality requirements using commercially reasonable operating practices, commercially reasonable statistical measurement techniques and commercially reasonable cause and effect analysis. The Quality Management System is not intended to replace or supercede the capital expenditures programs of either party. Non-conformance Penalties, as described above, will not accrue solely due to Supplier's failure to authorize any additional capital expenditure after the installation of the Reverb Furnaces. The parties shall use their commercially reasonable best efforts to resolve future capital expenditure issues based on sound economic justification, as practiced by the two parties in accordance with sound business judgement.

8.       GENERAL QUALITY REQUIREMENTS.

         A. Supplier shall operate its equipment in control, in accordance with accepted industry practices with the intent to provide a reliable, high quality supply of Product to Buyer.

         (1)      Melters.

                  (a)      Melters shall be properly hot cleaned weekly.

                  (b)  When  filling  crucibles   Supplier  shall  minimize  the
transfer of salts, skim, and salt cake into crucibles.

         (2)      Crucibles.

                  (a) Supplier shall maintain crucibles in a clean condition.

                  (b) Prior to weighing molten shipments, Supplier shall check crucibles and remove any dross, salt cake, etc from the crucible.

                  (c) Each molten shipment is to be accompanied by chemical analysis, sample button, and shipment weight.

         (3)      Sows.

                  (a) Ingot shall be skimmed and poured so that the surface is free of surface and /or entrained salts, excessive skim, surface contaminants, corrosion, or seams and folds caused by multiple pours.

                  (b) Ingots shall have minimum shrinkage cavities and/or internal voids.

                  (c) Each ingot must be poured level so that they can be stacked properly.

                  (d) There will be no excessive splashing on the sides of ingots.

                  (e) Each ingot must clearly display the heat number and the material designator on the side of the ingot.

                  (f) Ingots which are out of specification with respect to the stated alloy will be clearly marked with respect to such elements.

                  (g) Each sow shipment is to be accompanied by chemical analysis, sample button, and shipment weight.

                  (h)      Ingots will be low profile.

                            Schedule 1 to Exhibit "A"
------------ ----------- --------- ---------------------------------
Priority     KELO        Process   Rotary Furnace (RSF)
                         Variable
------------ ----------- --------- ---------------------------------
                                   Limit, Range

------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
A            Mg Content            Mg burnout will be limited to
                                   meet the following remaining Mg levels
                                   Scrap        ave Mg.         min
                                   ------       --------        ---
                                   Mg
                                   --
                                   UBC          TBA             TBA
                                   Ptd Siding   0.1             TBA
                                   MLC          0.3             TBA
------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
A            Delivery              1350 F + 25 F/ - 100 F
             Temp
------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
A            Inclusions            Metal must be free of salts,
                                   spinels, carbides, and oxides.

                                   Supplier  and Buyer  shall work jointly
                                   to establish an acceptable, practical
                                   quantitative inclusions measurement.
------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
                         Mg level  see above
------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
                         Furnace   Limit tap temperature to 1400F
                         temp

------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
A            Timeliness            Deliver molten to meet caster
             of                    daily production requirements
             Delivery              given 8 hour notice of change
                                   to molten demand and 24 hour
                                   notice of alloy change
------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
A            Alloy       Blend     TBA
             Chemistry





------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
B            Alkali                Na  0.0075% maximum
             metal

------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
                                   Ca  0.0075% maximum


------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------
                                   Li  0.010%   maximum

------------ ----------- --------- ---------------------------------
------------ ----------- --------- ---------------------------------

                            Schedule 1 to Exhibit "A"(continued)
------------------------ ------------


------------------------ ------------
------------------------ ------------
Measurement Method       Control
                         Tool
------------------------ ------------
------------------------ ------------
Quantometer              Individual
                         (I)
Weighted average each    Moving
month, or periodic       Range (MR)
sampling, or use data
from individually
melted scraps





------------------------ ------------
------------------------ ------------
T/C, chart by crucible   I, MR

------------------------ ------------
------------------------ ------------
Until inclusion          I, MR
measurement method is
established, the
intent is to control,
and measure key
process variables
to achieve the KELO.

------------------------ ------------
------------------------ ------------
see above                see above
------------------------ ------------
------------------------ ------------
measure by handheld TC   control
and log temperature      chart
when tapping
------------------------ ------------
------------------------ ----------
monitor in daily supv.   notify of
meetings                 exceptions



------------------------ ----------
------------------------ ----------
Process TBA              Supplier
                         to blend
                         available
                         scraps to
                         meet Buyer
                         target
                         blend
------------ ----------- ---------
------------ ----------- ---------
chart by crucible        I, MR,
                         report
                         monthly
------------ ----------- ---------
------------ ----------- ---------
chart by crucible        I, MR,
                         report
                         monthly
------------ ----------- ---------
------------ ----------- ---------
monitor by crucible      notify of
                         exceptions
------------ ----------- ---------
------------ ----------- ---------

                            Schedule 1 to Exhibit "A"(continued)
---------------------------------------- --------------------- --------------
Reverb Furnace

---------------------------------------- --------------------- --------------
Limit, Range                             Measurement Method    Control Tool

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Mg burnout will be limited to meet the   Same as RSF           Same as RSF
following remaining Mg levels
Scrap            ave Mg.          min. Mg
-----            -------          -------
UBC               1.1%             TBA
Ptd Siding        0.5              TBA
MLC               0.8              TBA

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
1350 F +/- 25 F                          Same as RSF           Same as RSF

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF







---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
see above                                see above             see above
---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Limit bath temperature to 1450F          chart by  furnace      chart
                                         using  bath           recorder

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF




---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF






---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF


---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF


---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------
Same as RSF                              Same as RSF           Same as RSF

---------------------------------------- --------------------- --------------
---------------------------------------- --------------------- --------------

                                   EXHIBIT "B"
                           SCRAP RECEIVING PROCEDURES


I. Scope. Scrap receiving procedures are to be implemented and maintained as agreed to by Supplier and Commonwealth. Proposed changes will be submitted by Supplier to Commonwealth for review prior to implementation. Supplier agrees to implement any reasonable changes to the Scrap receiving procedures proposed by Commonwealth.

II. Purpose. The receipt, acceptance, and data entry of Scrap must be consistent with Commonwealth's system to assure:

o Timely delivery, Scrap mix and control of raw material inventory through delivery appointment scheduling.

o Quality of Scrap conforms to published specifications and yields expected recoveries and chemistries.

o        Open purchase order balances are managed at current status.

o Vendors are promptly advised of weight differences, rejections and/or proposed downgrades.

o Detailed record of delivery performance, quality, and traceability by vendor is readily accessible and such data is furnished to Commonwealth monthly.

o        Timely and accurate issuance of Scrap payments.

     o Assessment of current raw material inventories by type and forecasting of future requirements.

III.     Delivery Appointment Scheduling.

         A. All deliveries of raw materials must be assigned an appointment number for a specific date and time. Appointment numbers should be sequential (nonrepeating) and indicate the calendar month.

                  1. A designated employee from Commonwealth should issue delivery appointments to Commonwealth's vendors.

                  2. All appointments must be entered into the Commonwealth mainframe computer at the time of issuance. Any Commonwealth vendor requesting an appointment must indicate Commonwealth's P.O. number and applicable scrap type. No appointment will be given without this information.
         B. The delivery appointment schedule is to be printed daily. Appointments may be made as far in advance as practical according to Scrap mix requirements, inventory control, and toll customer priority. Delivery appointment schedule will include the following:

o        Commonwealth Vendor (P.O. issued to)
o        P.O. Number
o        Appointment (Release) No.
o        Type of Material
o        Delivery Date and Time

IV.      Delivery Documentation.

         A.       A complete  manifest or packing list indicating the applicable
                  Commonwealth   purchase  order  and  a  bill  of  lading  must
                  accompany each load.

         B. If load documents presented are incomplete or do not correspond to delivery appointment information, the load is to be held. Supplier is to notify the designated Commonwealth raw material buyer of any discrepancies. Commonwealth will contact its vendor for resolution.

         C.       Once all  delivery  documentation  is in order,  the  Supplier operator will gross weigh the vehicle and initiate internal receiving documents (scrap report sheet and/or weight certificate).

V.       Unloading.

         A. Supplier's receiving inspector should compare the physical seal numbers to those indicated on delivery documents for agreement and that the seal is intact. If the numbers do not agree or the seal is broken or missing, proper notation must be made on the Bill of Lading and the internal receiving report.

         B. Supplier's receiving inspector should compare actual package type and item count to the supplier's packing list. If a packing list is missing or a discrepancy exists in material type and/or count, notations are to be made on the Bill of Lading and the internal receiving report.

         C. Each delivery lot must be identified by a tag or paint with the corresponding Scrap receiving report or weight ticket number. The method of marking must be sufficient to identify the load at a future date.

         D. Separate scale weights must be obtained for each Scrap type unloaded from mixed loads. Care should be taken to record the correct purchase order for each Scrap type. No more than two
                  (2) Scrap types will be allowed per load. Commonwealth will endeavor to ensure that each Scrap type will weigh at least ten thousand (10,000) pounds per load.

VI.      Inspection.

         A. Supplier's receiving inspector must ensure that the physical Scrap (type and package) agrees with the purchase order description.

         B. Loose material packed in boxes should be dumped into storage bins or bunkers for thorough inspection, whenever possible.

         C. A hand-held magnet should be passed over as much material as possible to detect the presence of iron or steel.

         D. Each package must be manually inspected for contamination, (i.e., chrome, plastic, dirt, rubber, radiators, wire, etc.). Maximum allowable grease and/or oil is 1% by weight. If present, a sample should be taken and measured by Supplier.

         If sufficient contamination is evident to cause the entire lot or load to be rejected, unloading should cease and Commonwealth's designated raw material buyer notified immediately. The Scrap Rejection form should be completed and faxed to Commonwealth. All packages should be put back on the delivery vehicle.

         If contamination is present, but, in the opinion of Supplier's inspector, it is not sufficient to warrant outright rejection, the Request for Downgrade form should be prepared and faxed to the Commonwealth. Commonwealth will discuss with the vendor and notify Supplier of the determination. The load is to be held until final resolution.

         All Scrap loads that are downgraded will be identified for separate processing to the extent that downgrading resulted from excessive dirt, oil or other unmeasurable contaminants. Such scrap will be processed on a "best efforts" basis. Where excessive contaminants are measurable, such excessive contamination amounts will be credited to Supplier for recovery calculation purposes.

VII.     Moisture Testing (UBCs).

         A.       Moisture  testing  procedures must be approved by Commonwealth
                  in  advance.   Supplier's  present  testing  procedure  is  an
                  approved procedure.

         B. Visually inspect and verify the Scrap as specified in Part VI (Inspection).

         C.       All lots or loads of UBC, tagged or marked with ID number (see
                  Section V.C above), must be held, intact, until the moisture test results are known.

         D. Moisture tests must be completed within twenty-four (24) hours of load delivery.

         E. Moisture test results and overall average are to be recorded on the Moisture Test form.

         In the event the average moisture content exceeds the present allowable limit of four percent (4%), Commonwealth is to be notified. Commonwealth will advise Supplier of the vendor's decision. Supplier and Commonwealth will from time to time mutually review the allowable moisture content limit.

         Accepted moisture deductions are to be clearly noted on the test result form and attached to all other internal receiving documents. Excessive moisture that, in the sole opinion of the receiving inspector, may cause a safety hazard, is cause for rejection without testing.

VIII.    Received Weights and Data Entry.

         A. Supplier shall supply to Commonwealth information on received material within twenty-four (24) hours of delivery.

         B. Supplier's net received weight will be the governing payable weight. If the net received weight is less than the shipping claimed weight, for any item or lot, by one-half of one percent (0.5%) or more, the load and delivery vehicle are to be held and Commonwealth notified immediately. Commonwealth will notify the vendor of the weight discrepancy. Commonwealth will advise Supplier of disposition.

IX.      Inventory Control.

         A. Supplier shall physically inventory Commonwealth's Scrap and Product in a manner that prevents mixing Commonwealth Scrap and Product with Supplier's other customers' scrap and in a manner that enables identification.

         B. Commonwealth shall have the right to audit, upon reasonable notice, Supplier's inventory records and physical inventory that relate to Commonwealth's Scrap and Product. Commonwealth anticipates auditing the Scrap inventory twice each calendar year.

X. Scale Accuracy. Supplier and Commonwealth will develop a scale accuracy program for all scales that will, at a minimum, meet the requirements of Commonwealth's scale certification procedures. This program will contain, at a minimum, (a) a statistically- based methodology to verify scale accuracy, (b) the use of a mutually agreeable third party for certification, and (c) Commonwealth's right to have audit and oversight privileges.

                                   EXHIBIT "C"
                               CONTRACT RECOVERIES

     I. Minimum Scrap Recovery Percentages. The following table sets forth the minimum Scrap recovery percentages that Supplier must achieve in order to avoid Recover Penalties:

                               Rotary Furnace            Reverberatory Furnace
 Material Type                 Recovery Percentage       Recovery Percentage

 Used Beverage Containers                    88.5             88.75
 Painted Siding                              91.0             91.0
 New Painted Siding                          TBA1             TBA1
 Mixed Low Copper Clip                       95.0             96.0
 New Segregated Aluminum Scrap               95.0             97.0
 Bailed Foil                                 96.0             96.0
 Class I                                     95.5             95.5
 Class II                                    93.0             93.0
 Class III                                   92.0             92.0
 Food Container                              90.0             90.0
 Litho Sheet (Ink Coated)                    TBA1             TBA1
 Dross/Concentrates                          Best Effort      Best Effort
 Other Scraps                                Best Effort      Best Effort
 Filters, socks, etc.                        Best Effort      Best Effort

II.      Other Conditions.

     A. All materials must be weighed going in and out of the Facility on Supplier's scales that have been verified in accordance with Part X of Exhibit "B."

         B. All Scrap shall be inspected and rejected by Supplier if it contains radioactive material.

         C. All shredded Scrap shall be processed for iron and heavy metal (lead, zinc, etc.) removal.

         D. All Scrap, including UBCs, will be inspected for contamination. All Scrap must pass accepted industry standards for contamination of moisture, dirt, plastic, paper, iron, heavy metals, and lead. Excessive contamination will result in rejection of Scrap.

         E. UBC Scrap recoveries will be adjusted by Supplier for moisture content greater than two percent (2%). Testing methods will be in accordance with industry standards and will be approved by both parties in writing in advance.

         F. Recoveries for Class Scrap and Bailed Foil will be adjusted by Supplier for excess moisture and oil.

         G.       The parties agree that the recovery  percentages  set forth in
                  Part I of this Exhibit "C" have been established based on the current commercially recognized composition of each Scrap type as it relates to gauge, paints and coatings. Significant changes in melting technologies, composition of Scrap type or similar items will obligate both parties to review and appropriately adjust the applicable recovery percentages upon occurrence of such change.

III.     Recovery Calculations for Each Scrap Type

         A.       Recovery          =    "Weight Out"
                                         "Weight In"

     Weight Out = net weight of actual molten aluminum and/or aluminum ingot Weight In = scale receipt weight less Dunnage, Moisture deduct (if applicable), and Contaminants Dunnage = skids, banding, packaging, etc. Contaminants = magnetic separation material, heavy metals, dirt and debris, as agreed to by Supplier and Buyer; Moisture = determined in accordance with Parts I.D. and E. above

                  The definitions set forth above are consistent with the past practice of calculating "Recovery" and shall not be changed without each party's written agreement.

         B.  Supplier  will  be  responsible  for  documenting   deductions  and
reporting them to Buyer on a timely basis.

         C. Loads with obvious contaminants which do not meet the specifications described in Exhibit "B" will be set aside for disposition. Buyer shall have the responsibility of negotiating adjustments with its vendors for loads which do not meet specifications regarding contamination.

     D.  Supplier  shall keep records by Scrap type for a period of at least two
(2) years.

E. Supplier shall report recovery percentages monthly to Buyer.


IV.      Recovery Penalties and Incentives

         A. Supplier will pay Buyer a penalty for overall recovery shortfalls and Buyer will pay Supplier an incentive for overall recovery surpluses.

         B. Each reconciliation of recoveries will occur annually as of the end of each Contract Year and shall be completed within sixty (60) days after such date.

         C. The reconciliation shall be supported by a physical inventory observed by the Commonwealth Finance Division's designated representative.

         D. The surplus or shortfall for each Scrap type will be calculated as follows:

                           If the MR>AR  (shortfall),  the calculation  shall be
made as follows:

                                    (MR-AR) x (V)

                           If the AR>MR (surplus), the calculation shall be made
as follows:

                                    (AR-GR) x (V)

                  Where MR = Minimum recovery set forth in Part I. AR = Actual recovery from Part III.A.
                             V = Annual Volume for that Scrap type in pounds

         The incentive/penalty for recovery surpluses/shortfalls shall be computed for each Scrap type except those processed on a "best efforts" basis. The recovery surplus or shortfall (in pounds) for each Scrap type will be computed and combined to result in a composite surplus or shortfall for each Contract Year. If there is a composite shortfall, Supplier will pay a penalty amount to Buyer. Similarly, if there is a composite surplus, Buyer will pay an incentive amount to Supplier, subject to the limitations of this Part IV. The value of the surplus/shortfall shall be computed as follows:

                           (AVG. COST) x (VOL)

           Where:

                  AVG. COST = Buyer's composite weighted average acquisition cost during each Contract Year for all Scrap types for which a minimum recovery applies. By mutual written agreement, Buyer and Supplier may use another calculation method to determine the average Scrap cost.




                            VOL = The sum of all surpluses less the sum of all shortfalls as computed in this Part IV divided by the composite MR in the case of a composite surplus or by the composite AR in the case of a composite shortfall. A positive VOL indicates a composite surplus. A negative VOL indicates a composite shortfall.

         Buyer and Supplier will evenly divide any surplus value amount. Where actual recovery results in a shortfall, Supplier shall pay Buyer for the entire calculated shortfall amount. Sample calculations appear on
         Schedule 1 to this Exhibit "C".

                                   EXHIBIT "D"
                                VOLUME AND PRICE


1. The target volume for this Agreement shall be twenty-eight (28) million pounds of Scrap per month (the "Target Volume"). Supplier shall be Buyer's exclusive source of Product up to the Target Volume. For the purposes of this Agreement, "Maximum Volume" means one hundred ten percent (110%) of the Target Volume.

     2. Buyer shall furnish Supplier with a written ninety (90) day month by month rolling forecast of Buyer's estimated volume requirements (the "Forecast") on or before the first day of each month during the term of this Agreement. The Forecast shall estimate Buyer's volume requirements for each of the subsequent three months. Buyer agrees that it will purchase a minimum of ninety percent (90%) of the volume of Product listed in the Forecast for the second month, and Supplier agrees that it will accept orders from Buyer for a maximum of one hundred ten percent (110%) of the volume of Product listed in the Forecast for the second month, except for the month of February. The parties hereby acknowledge that the forecast for the third month in each Forecast shall be utilized for planning purposes only, and Buyer shall incur no obligation to purchase the volume of Product set forth in the third month of each Forecast. If the Buyer's forecast for the third month exceeds the Maximum Volume, Supplier will endeavor to meet this short-term need, but in no event is Supplier obligated to toll/convert more than the Maximum Volume. In the event the Buyer's forecast for the third month exceeds the Maximum Volume, Buyer must first offer Supplier the opportunity to toll/convert the volumes in excess of the Maximum Volume for that month, but in the event the parties cannot agree on the terms of such excess volume tolling/conversion, Buyer shall be able to toll/convert such excess volumes for that month outside the scope of and not subject to the terms of this Agreement.

3. If Buyer notifies Supplier in writing of a sustained need to increase the Target Volume, Supplier agrees to increase the Target Volume to a maximum of thirty-four (34) million pounds per month no later than one hundred eighty (180) days after the date of Buyer's written request, subject to agreement between Buyer and Seller concerning the pricing for the pounds of Product that exceed the initial Target Volume, but in the event the parties cannot agree on the pricing of such excess volume tolling/conversion, Buyer shall be able to toll/convert such excess volumes outside the scope of and not subject to the terms of this Agreement

     4. Buyer shall have an exclusive right to the melting capacity of the Reverb Furnaces to be installed at the Facility. Supplier agrees to use its reasonable efforts to maximize throughput of Scrap through its shredding/delaquering system. Supplier estimates that the Reverb Furnaces will have a capacity of approximately fourteen (14) million equivalent scrap melted pounds per month in the aggregate. If, after installation and commissioning of the Reverb Furnaces, Buyer is unable to provide Supplier with at least twelve
(12) million pounds of Scrap per month for melting in the Reverb Furnaces, then Supplier will have the right to charge Buyer a penalty of $0.01 per pound for all pounds under the forty-two (42) million pounds per Contract Quarter target level. If, after installation and commissioning of the Reverb Furnaces, Supplier is unable to melt available Scrap through the Reverb Furnaces at a minimum monthly rate of twelve (12) million pounds, Buyer will have the right to charge Supplier a penalty of $0.01 for each pound under the forty-two (42) million pounds per Contract Quarter target level. These penalties will be kept via an accrual system and will be reviewed and payable within thirty (30) days of the end of each Contract Quarter. Notwithstanding anything in this paragraph to the contrary, the penalties described in this paragraph shall be waived in the event Buyer and Supplier have mutually agreed before hand to make adjustments so that either party may undertake major maintenance.

5. Supplier shall provide the services described herein to Buyer, effective April 1, 1999 in the case of rotary furnace melted scrap and, effective upon the Reverb Furnace Commission Date in the case of reverberatory furnace melted scrap, at the initial base tolling prices per pound of Scrap (the "Base Prices") as follows:

                                         Shred and Delac   Non-Shred and Delac

            Rotary Furnace Melted Scrap:    $.06082              $.05741

            Reverberatory Furnace:          $.05335              $.05000
            Melted Scrap

         The Base Prices shall apply to input pounds processed at the Facility for Buyer's account. However, upon written agreement between Buyer and Seller, the Base Prices may be adjusted to a pounds out basis using the recoveries as agreed to in Exhibit "C".

         The Base Prices described above shall be adjusted from time to time as set forth in Exhibit "E". Supplier shall invoice Buyer monthly for services provided. Terms of payment shall be net 30 days.

6. When total pounds processed per Contract Quarter exceed the Maximum Volume (on a quarterly basis), those pounds in excess of the Maximum Volume (on a quarterly basis) shall receive a discount of $0.003 per pound. If the Target Volume is subsequently revised as set forth in Paragraph 3 above, Buyer and Seller agree to negotiate new incremental discounts at the same time pricing for the new Target Volume is negotiated.

7. If total pounds processed in any given Contract Quarter are below eighty percent (80%) of the quarterly Target Volume, and Buyer has not used a third party supplier of scrap, ingot or molten metal, Buyer shall pay Supplier an unused capacity fee of one hundred eighty thousand dollars ($180,000) per Contract Quarter. The unused capacity fee described in this paragraph shall be payable within thirty (30) days of the end of each Contract Quarter. The unused capacity fee shall be waived in the event Buyer and Supplier have mutually agreed before hand to make adjustments so that either party may undertake major maintenance. If total pounds processed in any given Contract Quarter falls below the quarterly Target Volume, and Buyer has used a third party supplier of scrap, ingot or molten metal, then Buyer will be deemed to be in default of this Agreement.

8. When total pounds processed through the Reverb Furnaces exceed forty-two (42) million pounds per Contract Quarter, and quarterly total volume at the Facility exceeds ninety (90) million pounds, those pounds processed through the Reverb Furnaces in excess of forty-two (42) million pounds per Contract Quarter shall receive a discount of $0.006 per pound.

9. In addition to the Base Prices described in Paragraph 3 above, Buyer shall pay to Supplier an additional tolling fee equal to sixty thousand dollars ($60,000) per month with respect to the period commencing on the Effective Date through and extending until March 31, 2003. Such additional tolling fee will be invoiced at the beginning of each month and will be due net thirty (30) days.

10. Additional charges to Buyer over and above the Base Prices set forth above shall be as follows:

         a. Flux: Supplier shall invoice Buyer for the flux used on rotary furnace melted Scrap volumes only at the actual demonstrated cost of flux used each month. Buyer and Supplier may agree on a per pound average flux price for rotary furnace melted tonnage and quantity used based on nominal flux percentages or actual flux used.

         b. Landfill: Cost of landfilling salt cake produced from rotary furnace production only shall be to Buyer's account based on Exhibit "F". Buyer and Supplier may make alternative arrangements for the handling of said salt cake by mutual consent.

         c. Other charges: Supplier will invoice Buyer for other charges outside the scope of this Agreement as the parties may mutually agree. Such charges include but are not limited to excess lime charges, hazardous waste landfill charges and excess baghouse bag costs.

11. Notwithstanding anything to the contrary in this Exhibit "D", in the event Supplier shall at any time charge and invoice any other customer of Supplier at the Facility at more favorable prices for substantially similar tolling/conversion services with respect to scrap materials substantially similar to those tolled/converted pursuant to this Agreement, Buyer shall be entitled to the benefit of an adjustment in the price charged by Supplier hereunder effective as of the date such more favorable price is first charged to such other customer in order that no customer of Supplier shall enjoy pricing for substantially similar products and services which is more favorable than pricing experienced by Buyer.

12. The average monthly level of magnesium in UBCs will be 0.70% or greater. For each month that the level is below 0.70%, then Supplier shall pay Buyer for said lost magnesium at the market price. Buyer shall calculate the amount of the lost magnesium by using the monthly weighted average of UBCs. This calculation, invoicing and reimbursement shall be consistent with the past practice adopted by both parties.

                                   EXHIBIT "E"
                             BASE PRICE ADJUSTMENTS


         The Base Prices for both rotary melted volumes and reverberatory melted volumes in the Agreement shall be adjusted as follows:

1. Labor. Twenty-five percent (25%) of each Base Price shall be adjusted by the percentage of the increase or decrease in the Supplier's base average hourly wage for hourly employees at the Facility (the "Supplier Base Average Hourly Wage"). The Supplier Base Average Hourly Wage and Buyer's base average hourly wage (the "Buyer Base Average Hourly Wage") shall be the respective wage for each party used to arrive at the new rotary rates to be effective as of April 1, 1999. After this base wage is determined, subsequent increases or decreases shall be calculated using the average hourly increase or decrease percentage.

         Any adjustment in the Supplier Base Average Hourly Wage shall be computed at such times as wage rates are adjusted and shall be effective on the first day of the month following such wage rate adjustments.

         Supplier is permitted to take the full percentage of its labor increase as long as, prior to the application of this increase, the Supplier Base Average Hourly Wage then in effect is less than the Buyer Base Average Hourly Wage then in effect by $1.00 or more.

     2. Natural Gas. Fifteen percent (15%) of each Base Price shall be adjusted by the percentage increase or decrease in the ------------ burner-tip price which Supplier pays for natural gas at the Facility. The parties agree that the natural gas price used for purposes of establishing the Base Price in the Agreement is the average burner-tip price Supplier pays for natural gas at the Facility during the first calendar quarter of 1999, which amount is $3.20/MCF. Supplier agrees to coordinate its natural gas procurement with Buyer and to appoint Buyer as its agent for such purposes if Buyer so desires. To the extent Supplier is purchasing gas either directly or indirectly on the spot market, the adjustment to Base Price described in this Paragraph 2 shall be calculated quarterly by determining Supplier's weighted average gas price for each quarter and comparing such price to the first calendar quarter 1999 gas price. Such adjustment in the Base Prices will be effective on the first day of the following quarter. To the extent Supplier is purchasing gas on a fixed price basis, a change in natural gas price during any month will result in a Base Price adjustment to be effective on the first day of the following month.

3. Materials and Supplies. Twenty percent (20%) of each Base Price shall be adjusted by the percentage increase or decrease in the Product Price Index - Industrial Commodities, using commodity codes (03) through
         (15), as published monthly by the Untied States Department of Labor (the "Index"). Adjustments shall be computed annually based on the percentage change in the Index at the third month prior to the end of each Contract Year. Such adjustment shall be effective on the first day of the following Contract Year. However, if the percentage change in the Index for any Contract Quarter exceeds two (2%) percent, the Base Price adjustment will be computed at the end of such Contract Quarter and shall be effective on the first day of the following Contract Quarter.

4. Fixed. Forty percent (40%) of each Base Price shall remain fixed.

                                   EXHIBIT "F"
                               WASTE MINIMIZATION


I. Supplier shall not be subject to the waste minimization penalties set forth in Part II of this Exhibit "F" unless Supplier's waste generation levels exceed the following percentages for each type of Scrap charged by Supplier as set forth below:

                                                      Waste Generation as a
                  Scrap Type                       Percentage of Pounds Charged

                  All non-UBC Scrap                          15

                  UBCs                                       10

                  Dross                                     52 @ 60% metallics
                                                            70 @ 50% metallics

II.      Waste Minimization Penalty

         A.       The waste  penalty  volume  will be  calculated  as follows by
                  determining   the  actual  waste   volume,   in  pounds,   and
                  subtracting the calculated waste volume in pounds.

     - "Actual" annual waste volume is determined by Supplier's statistically certified scale weights.

                  - "Calculated" waste volume is determined by the sums of the annual pounds charged multiplied by the percentage shown in Paragraph I above for each Scrap type.

         B. If the waste penalty volume calculated in Part II.A above is negative, there is no penalty.

                  If the waste penalty volume calculated in Part II.A above is positive, Supplier will be required to provide for disposal of such excess volume of saltcake at its expense.

III.     Other Conditions

         A.       Waste generation will be reported to Buyer monthly.

         B. The reconciliation of waste minimization will occur annually at the end of each Contract Year.

         C. The reconciliation will be supported by an annual physical inventory audited by Buyer's Chief Financial Officer or his designated representative.

         D. Supplier will be responsible for disposal of all non-hazardous delacquer kiln waste.

         E. Supplier will be responsible for loading saltcake and rotary baghouse dust at the Facility onto trucks designated by Buyer.

                                   EXHIBIT "G"
                  RIGHT OF FIRST REFUSAL AND OPTION TO PURCHASE

A. OPTION TO PURCHASE. Subject to the provisions set forth below, IMCO hereby grants to Commonwealth an option to purchase (the "Option") IMCO's Uhrichsville, Ohio facility (plant, property and equipment) (the "Facility").

         1. At End of Agreement Term. Subject to Section 2 below of this Paragraph A, the Option will be exercisable during the ninety
                  (90) calendar days ending on the last day of the ninth Contract Year of the Agreement. If Commonwealth exercises the Option, the purchase and sale of the Facility will have a closing date effective as of the end of the tenth Contract Year.

                  The price of the Facility will be an amount equal to five (5) times the Average EBITDA. For the purposes of this Agreement, the "Average EBITDA" is equal to the quotient of (x) the sum of the EBITDA (earnings before interest, taxes, depreciation and amortization) of the Facility for each of the three calendar years ending on or before the first day of the tenth Contract Year, divided by (y) three. The computation of
                  Average EBITDA will be made on a consolidated basis in accordance with the books and records of the Facility and IMCO, maintained in accordance with generally accepted accounting principles, consistently applied.

     2. IMCO Change of Control. In the event of an IMCO Change of Control (defined below), the Option would become ------------------------ exercisable for a ninety (90) calendar day period (or, if such ninety (90) period would adversely affect the consummation of the IMCO Change in Control, the greatest number of days that would not adversely affect such transaction; provided, however, such period shall be at least thirty (30) calendar days) following notification by IMCO to Commonwealth of an IMCO Change of Control. If the Option is exercised pursuant to an IMCO Change of Control, the price of the Facility will be an amount equal to the product of (x) the EBITDA of the Facility for the most recently completed calendar year ended on or before the date of the IMCO Change of Control, multiplied by (y) the Option Multiple. The "Option Multiple" is a number determined by dividing (a) the aggregate value of the transaction which represented or resulted in the IMCO Change of Control by (b) the consolidated EBITDA of IMCO Recycling Inc. for the most recently completed calendar year ended on or before the IMCO Change of Control.

                  For the purposes of this Agreement, an "IMCO Change of Control" shall mean any of the following: (a) any merger or consolidation pursuant to which shares of IMCO's Common Stock would be converted into cash, securities, or other property, or any sale, lease, exchange or other disposition (excluding a disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of IMCO (an "IMCO Business Combination"), in each case unless, following such IMCO Business Combination, all or substantially all of the holders of the outstanding Common Stock of IMCO immediately prior to such IMCO Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or legal entity resulting from such IMCO Business Combination (including, without limitation, a corporation which as a result of such transaction owns IMCO or all or substantially all of IMCO's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such IMCO Business Combination, of the outstanding IMCO Common Stock, or (b) any individual or entity (or group of individuals or entities acting in concert), other than IMCO or any successor to IMCO or any subsidiary of IMCO, or any employee benefit plan of IMCO or any subsidiary of IMCO (including any trustee of such plan or plans) becomes a beneficial owner for purposes of Section 13(d) of the Securities Exchange Act of 1934 of 50.1% or more of IMCO's then outstanding securities having the right to vote in an election of directors. Expressly excepted from the definition of IMCO Change of Control under this Section 2 shall be an event described in clauses (a) and/or (b) of this definition which is accomplished as a management-led buyout or management-led purchase of all or substantially all of the business, securities, or assets of IMCO and/or its subsidiaries.

         3. Termination of Option. In the event of a Commonwealth Change of Control (defined below), the Option shall immediately thereupon terminate and will not be exercisable by Commonwealth, its successor(s) or assign(s).

                  For the purposes of this Agreement, a "Commonwealth Change of Control" shall mean any of the following: (a) any merger or consolidation pursuant to which shares of Commonwealth's Common Stock would be converted into cash, securities, or other property, or any sale, lease, exchange or other disposition (excluding a disposition by way of mortgage, pledge or hypothecation), in one transaction or a series of related transactions, of all or substantially all of the assets of Commonwealth (a "Commonwealth Business Combination"), in each case unless, following such Commonwealth Business Combination, all or substantially all of the holders of the outstanding Common Stock of Commonwealth immediately prior to such Commonwealth Business Combination beneficially own, directly or indirectly, more than 50.1% of the outstanding common stock or equivalent equity interests of the corporation or legal entity resulting from such Commonwealth Business Combination (including, without limitation, a corporation which as a result of such transaction owns Commonwealth or all or substantially all of Commonwealth's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Commonwealth Business Combination, of the outstanding Commonwealth Common Stock, or
                  (b) any individual or entity (or group of individuals or entities acting in concert), other than Commonwealth or any successor to Commonwealth or any subsidiary of Commonwealth, or any employee benefit plan of Commonwealth or any subsidiary of Commonwealth (including any trustee of such plan or plans) becomes a beneficial owner for purposes of Section 13(d) of the Securities Exchange Act of 1934 of 50.1% or more of Commonwealth's then outstanding securities having the right to vote in an election of directors. Expressly excepted from the definition of Commonwealth Change of Control under this section 2. shall be an event  described  in clauses (a) and/or
                  (b) of this definition which is accomplished as a management-led buyout or management-led purchase of all or substantially all of the business, securities, or assets of Commonwealth and/or its subsidiaries.

B. RIGHT OF FIRST REFUSAL. Subject to the provisions set forth below, IMCO hereby grants to Commonwealth a right of first refusal to purchase the Facility (the "Right of First Refusal").

     1. Third Party Offer. In the event that IMCO receives an offer from a third party (other than an affiliate of IMCO) to ----------------- purchase solely the Facility (an IMCO Change of Control or other event pursuant to which all or substantially all of the assets and business of IMCO are to be transferred to a third party shall not be deemed an offer to purchase solely the Facility), which offer IMCO finds acceptable, then IMCO will notify Commonwealth of such offer. Commonwealth will have ninety (90) calendar days (or, if such ninety (90) day period would adversely affect the consummation of the purchase by the third party, the greatest number of days that would not adversely affect such transaction;  provided,  however,  such  period  shall be at least  thirty  (30)
calendar days) from the date of IMCO's notification to exercise its Right of First Refusal on the same terms and conditions as the terms and conditions of such offer. Transfers to direct or indirect wholly-owned subsidiaries of IMCO or other affiliates of IMCO shall not be subject to this Section B.

         2. IMCO Decision to Sell. In the event that IMCO decides to sell the Facility, IMCO will notify Commonwealth of its intent to sell and IMCO's "asking price" for the Facility. Commonwealth may exercise its right of first refusal and enter into negotiations to purchase the Facility. If an agreement is not reached within ninety (90) calendar days from the date of IMCO's notification to Commonwealth, then Commonwealth's Right of First Refusal hereunder shall lapse, and IMCO may thereupon terminate the negotiations with Commonwealth and enter into negotiations with other parties; provided, however, that the purchase price agreed to by IMCO and the third party for the Facility shall be within five percent (5%) of IMCO's "asking price.".

         3. Termination of Right of First Refusal. In the event of a Commonwealth Change of Control, Commonwealth's Right of First Refusal under this Section B shall thereupon immediately terminate and shall not be exercisable by Commonwealth, its successor(s) or assign(s).



C.       GENERAL.

         1. IMCO agrees to grant to Commonwealth sufficient opportunity to perform a due diligence review and title review of the Facility during the respective period(s) following notification of exercise and prior to closing of the exercise of the Option or the Right of First Refusal, as the case may be, including access to IMCO Facility properties and documents during normal business hours (subject to mutually satisfactory confidentiality agreements regarding the subject matter thereof to be entered between IMCO and Commonwealth with respect thereto).

         2. All notices contemplated under this Exhibit "G" shall be in writing and sent to the addresses and individuals in strict accordance with the provisions of Article XI of the Agreement.

         3. Notwithstanding any provision contained herein to the contrary, (a) Commonwealth shall not have the right to exercise its rights under Section A. or Section B. above in the event that at such time, Commonwealth is in material default of any of its material obligations under the Agreement, and (b) the rights of Commonwealth and obligations of IMCO under this Exhibit "G" shall terminate and expire at the expiration of the term of the Agreement or when the Agreement is otherwise no longer in force and effect.

         4. At the option of either IMCO or Commonwealth, the parties agree to negotiate in good faith written agreements containing ordinary and customary terms and setting forth in additional detail the rights and obligations of the respective parties regarding the Option and Right of First Refusal as contemplated hereunder, including summary memoranda or similar notifications in recordable form to be filed with the appropriate recording agencies, if the parties so desire.

         5. IMCO's obligations hereunder are also subject in all respect to IMCO's securing the prior written consent or waiver of its senior secured lenders before the Option or Right of First Refusal can become effective.


--------
1 For those scrap types designated "TBA", IMCO and Commonwealth will conduct joint melt loss studies using industry accepted practices. These studies will be conducted within six (6) months after the Effective Date for rotary salt furnaces and within six (6) months after installation of the reverberatory furnaces. The data from these studies will be used to establish recovery guarantees to be mutually agreed to pursuant to good faith negotiations between the parties.